UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Reliant Bancorp, Inc.
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RELIANT BANCORP, INC.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027

April 22, 2019

Dear fellow shareholder:

You are cordially invited to attend the annual meeting of shareholders of Reliant Bancorp, Inc. (the “Company”). This letter serves as your official notice that we will hold the annual meeting on Thursday, May 23, 2019, at 5:30 p.m., Central Time, at the Tennessee Bankers Association, located at 211 Athens Way, Nashville, Tennessee 37228, to take action on the following:

•	Election of Directors: Elect ten nominees to serve as directors.
•	Ratification of the Selection of our Independent Registered Public Accounting Firm: Vote on the ratification of the Audit Committee’s selection of Maggart & Associates, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

If you were a shareholder of record of Company common stock as of the close of business on April 15, 2019, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being sent or made available to shareholders on or about April 22, 2019.

For instructions on voting, please refer to the enclosed proxy card. You may vote by mail, as well as by telephone and on the internet. Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting.

By order of the board of directors,

DeVan D. Ard, Jr.
Chairman, President, and Chief Executive Officer

RELIANT BANCORP, INC.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027

April 22, 2019

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2019

Meeting and Voting Information

General

Our board of directors is soliciting proxies for the 2019 annual meeting of shareholders (the “Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 22, 2019. In this proxy statement, the terms “we,” “our,” “ours,” “us,” “Reliant Bancorp” and the “Company” refer to Reliant Bancorp, Inc. The terms “Reliant” and “Reliant Bank” refer to our wholly owned subsidiary, Reliant Bank, a Tennessee banking corporation.

About the Meeting

The annual meeting of shareholders of Reliant Bancorp will be held on Thursday, May 23, 2019, at 5:30 p.m., Central Time, at the Tennessee Bankers Association, located at 211 Athens Way, Nashville, Tennessee 37228.

Proposals at the Meeting

At the Meeting, our shareholders will be asked to vote on the following proposals:

(1)	A proposal to elect the ten nominees named in these proxy materials to serve as directors of the Company (“Proposal Number One”).
(2)	A proposal to ratify the Audit Committee’s selection of Maggart & Associates, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (“Proposal Number Two”).

Voting Information

The board set April 15, 2019 as the record date for the Meeting. Shareholders owning shares of our common stock at the close of business on that date are entitled to notice of and vote at the Meeting, with each share entitled to one vote. There were approximately 11,496,834 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock entitled to vote at the Meeting is required for a quorum for the transaction of business at the Meeting. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or through a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker, bank, or other nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank, or other nominee how to vote these shares.

If a share is represented for any purpose at the Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining the number of shares present or represented at the Meeting.

When you sign the proxy card, you appoint DeVan D. Ard, Jr. and J. Dan Dellinger as your representatives at the Meeting. Messrs. Ard and Dellinger will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Ard and Dellinger will vote your proxy for the election to the board of directors of all nominees listed below under Election of Directors—Nominees and Vote Required to Elect Nominees, and for the ratification of the selection of our independent registered public accounting firm for the year ending December 31, 2019. We are not aware of any other matters to be considered at the Meeting. However, if any other matters come before the Meeting, Messrs. Ard and Dellinger will vote your proxy on such matters in accordance with their judgment.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of auditors is a routine matter. The election of directors is not a routine matter.

Voting and Quorum Requirements at the Meeting

In order to have a meeting of shareholders, it is necessary that a quorum be present. A quorum will be present if a majority of the outstanding shares of common stock are represented at the Meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal. The following table sets forth, among other things, the vote required for approval for each of the proposals to be presented at the Meeting:

Proposal Number	Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
1	Election of Directors	For each nominee, a majority of the votes cast must be “For” election*	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect
2	Ratification of Independent Registered Public Accounting Firm	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	Yes	Not Applicable
*	Our corporate governance guidelines require that, in an uncontested election of directors, any nominee for director who is an incumbent director and who receives a greater number of votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the chairman of our board of directors following the shareholders’ meeting at which the election is held. The nominating and corporate governance committee of the board of directors must promptly consider any such resignation (taking into consideration such factors deemed relevant, including those set forth in our corporate governance guidelines) and recommend to the board whether to accept or reject the tendered resignation. The corporate governance guidelines provide that the board of directors will act on the nominating and corporate governance committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred, taking into consideration the factors considered by the nominating and corporate governance committee and any additional information and factors the board believes to be relevant. Following the board’s decision on the nominating and corporate governance committee’s recommendation, the Company must disclose the board’s decision, providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting a tendered resignation, in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). If a resignation is accepted by the board of directors, the nominating and corporate governance committee must recommend to the board whether to fill the resulting board vacancy or to reduce the size of the board. Any director who tenders such a resignation is not permitted to participate in the process outlined above.

How Proxies Will Be Voted on Other Matters

As to any other matter that may be properly brought before the Meeting, your proxy will be voted in the judgment of the proxy holders named in your proxy card. As of the date of this proxy statement, our board of directors does not know of any other matter that is expected to be presented for consideration at the Meeting.

Revocability of Proxies

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) voting in person at the Meeting, or (c) voting again over the internet or by telephone prior to 11:59 p.m. Eastern Time on May 22, 2019. If your shares are held by a broker, bank, or other nominee, you should follow the instructions provided by the broker, bank, or other nominee.

Solicitation of Proxies

Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing these proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of these proxy materials to our shareholders. Our directors, officers, and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Shareholder Proposals for Next Year’s Meeting

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2020 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 24, 2019.

Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the 2020 annual meeting if such proposal complies with the Company’s bylaws. In accordance with our bylaws, a shareholder proposal may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholder’s written notice must be received by the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received by the Company by the close of business on the 10th day following the date of public disclosure of such meeting. For shareholder proposals for the 2020 annual meeting of shareholders, written notice must be received between January 24, 2020 and February 23, 2020.

Shareholder Communications with Board of Directors

We have established procedures for our shareholders to communicate directly with our board of directors or with a committee of the board of directors. Shareholders may communicate with our board of directors, or with a committee of the board of directors, by mail by writing to:

Board of Directors/Applicable Committee
Reliant Bancorp, Inc.
c/o Corporate Secretary
6100 Tower Circle, Suite 120
Franklin, Tennessee 37067

Our Corporate Secretary is responsible for receiving, reviewing, and processing all such shareholder communications in accordance with procedures established by our board of directors and approved by a majority of the independent directors on the board.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of April 15, 2019 for (i) each director and director nominee, (ii) the Company’s named executive officers, (iii) the Company’s directors and executive officers as a group, and (iv) each holder of more than 5.0% of the Company’s common stock. Unless otherwise indicated, the mailing address for each beneficial owner is c/o Reliant Bancorp, Inc., 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027.

Name	Number of Shares of Common Stock Directly or Indirectly Owned	Right to Acquire(1)	Total Number of Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned as of April 15, 2019(2)
Directors, Nominees, and Named Executive Officers(3)
Homayoun (Homey) Aminmadani	276,709	—	276,709	2.35%
DeVan D. Ard, Jr.	71,606	9,707	81,313	*
Charles Trimble (Trim) Beasley	20,756	—	20,756	*
John Lewis (Buddy) Bourne(4)	17,650	—	17,650	*
Robert E. (Brown) Daniel(5)	177,276	—	177,276	1.52%
William Ronald (Ron) DeBerry(6)	109,837	11,500	121,337	1.04%
J. Daniel Dellinger(7)	43,311	8,985	52,296	*
Sharon H. Edwards	9,000	—	9,000	*
Darrell S. Freeman, Sr.	71,051	—	71,051	*
James (Jim) Gilbert Hodges	6,345	—	6,345	*
Louis E. Holloway	35,090	—	35,090	*
James R. Kelley(4)	40,143	—	40,143	*
Connie S. McGee(8)	—	—	—	—
Alan L. Mims	4,000	—	4,000	*
Linda E. Rebrovick(8)	—	—	—	—
Don Richard Sloan(4)	26,200	—	26,200	*
Ruskin (Rusty) A. Vest	261,611	—	261,611	2.22%
John R. Wilson	23,224	5,953	29,177	*

All current directors and executive officers as a group (16 persons)	1,193,809	36,145	1,229,954	9.66%

Persons known to the Company to be the beneficial owner of more than 5.0% of the Company’s common stock

RMB Capital Management, LLC(9)	1,051,709	—	1,051,709	9.15%
*	Less than 1%
(1)	Includes shares that may be acquired within the next 60 days as of April 15, 2019, by exercising vested stock options.
(2)	For each individual, this percentage is determined by assuming the named person exercises all stock options which he or she has the right to exercise within 60 days of April 15, 2019, but that no other persons exercise any stock options. For the current directors and executive officers as a group, the percentage is determined by assuming that each current director or executive officer exercises all stock options which he or she has the right to exercise within 60 days of April 15, 2019, but that no other persons exercise any stock options. The calculations are based on 11,496,834 shares of Reliant Bancorp common stock outstanding on April 15, 2019.
(3)	As of April 15, 2019, the following individuals have pledged the following amounts of shares of the Company’s common stock that they beneficially own to secure lines of credit or other indebtedness: DeVan D. Ard, Jr.: 36,585 shares; J. Daniel Dellinger: 24,175 shares; John R. Wilson: 6,054 shares.
(4)	Retiring from the board of directors effective as of the date of the Meeting.
(5)	Includes 16,015 shares held by Mr. Daniel’s spouse.
(6)	Includes 20,300 shares and 4,000 stock options held by Mr. DeBerry’s spouse.
(7)	Includes 13,136 shares and 3,032 stock options held by Mr. Dellinger’s spouse.

(8)	Non-incumbent director nominee nominated for election at the Meeting.
(9)	This information is derived from the Schedule 13G/A filed with the SEC on February 14, 2019, by RMB Capital Management, LLC. RMB Capital Management, LLC is manager of Iron Road Capital Partners LLC and RMB Mendon Managers, LLC. RMB Capital Holdings, LLC is manager of RMB Capital Management, LLC. RMB Capital Holdings, LLC, RMB Capital Management, LLC, Iron Road Capital Partners LLC, and/or RMB Mendon Managers, LLC, or entities affiliated with such entities, may own additional shares of Reliant Bancorp common stock of which Reliant Bancorp is unaware. The address for each of RMB Capital Holdings, LLC, RMB Capital Management, LLC, Iron Road Capital Partners LLC, and RMB Mendon Managers, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, Illinois 60603.

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PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees and Vote Required to Elect Nominees

The board of directors currently has 13 members. Three current members of the board of directors—John Lewis Bourne, James R. Kelley, and Don Richard Sloan—will retire from the board effective as of the date of the Meeting.

Pursuant to the Company’s charter, the Company is in the process of phasing out its three-class board structure. Accordingly, all current directors, apart from Class III directors and retiring directors, are up for election at the Meeting. Additionally, two new, non-incumbent director nominees, Connie S. McGee and Linda E. Rebrovick, are nominated for election to the board at the Meeting.

Director nominees elected by our shareholders at the Meeting will serve for a term to expire at the 2020 annual meeting of Company shareholders and until the election and qualification of their successors. All directors, including Class III directors, will be up for election at the 2020 annual meeting of shareholders, and individuals elected as directors at the 2020 annual meeting will serve for terms expiring at the 2021 annual meeting of Company shareholders and until the election and qualification of their successors.

The current members of the Company’s board of directors and the nominees up for election at the Meeting are detailed below.

Current Directors	Director Nominees for Election at Meeting
Homayoun (Homey) Aminmadani	Homayoun (Homey) Aminmadani
DeVan D. Ard, Jr.	DeVan D. Ard, Jr.
Charles Trimble (Trim) Beasley	Charles Trimble (Trim) Beasley
John Lewis (Buddy) Bourne*	Robert E. (Brown) Daniel
Robert E. (Brown) Daniel	William Ronald (Ron) DeBerry
William Ronald (Ron) DeBerry	Sharon H. Edwards
Sharon H. Edwards	Louis E. Holloway
Darrell S. Freeman, Sr.*	Connie S. McGee
James (Jim) Gilbert Hodges*	Linda E. Rebrovick
Louis E. Holloway	Ruskin (Rusty) A. Vest
James R. Kelley*
Don Richard Sloan
Ruskin (Rusty) A. Vest
*	Class III Director

Assuming the presence of a quorum, in order for a director nominee to be elected at the Meeting, a majority of the votes cast, in person or by proxy, at the Meeting must be “For” election of the nominee. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on a director nominee. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Ard and Dellinger will vote your proxy to elect each director nominee nominated by the board. If any of these nominees are unable or unwilling to serve if elected (which we do not anticipate), Messrs. Ard and Dellinger may vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

No Material Proceedings

As of April 15, 2019, there are no material proceedings to which any of our directors or executive officers is a party adverse to us or any of our subsidiaries or where any such individual has a material interest adverse to us or any of our subsidiaries.

Information About Directors and Nominees

The following table shows for each director (excluding directors whose terms of office will not continue after the Meeting) of Reliant Bancorp as of April 15, 2019: (1) his or her name; (2) his or her age; (3) how long he or she has been a director of Reliant Bancorp or Reliant Bank; (4) his or her position(s) with Reliant Bancorp or Reliant Bank, other than as a director (if any); and (5) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Homayoun (Homey) Aminmadani (73)	2015
Homayoun (Homey) Aminmadani is a veteran restaurateur with more than 40 years of experience in the YUM! Brands, Inc. as a franchisee of various brands. During these years, Mr. Aminmadani has developed over 150 Pizza Hut restaurants and, through his ownership in various entities, he has owned and operated more than 50 Taco Bell restaurants and other various franchised restaurants. He has been involved in the development of several office buildings, shopping centers, and residential subdivisions. Mr. Aminmadani is a former organizer and executive board member of Premier Bank of Brentwood, which merged with BancorpSouth Bank in December 2004. He was a member of the board of trustees for Franklin Road Academy for many years. A native of Iran, Mr. Aminmadani immigrated to the United States in 1964 and earned his Bachelor of Science degree in civil engineering from the University of Kansas. Mr. Aminmadani is a member of the nominating and corporate governance committee of the board of directors.

		Qualifications: Homayoun (Homey) Aminmadani has over 18 years of experience as a bank board member.

DeVan D. Ard, Jr. (64)	2015
DeVan D. Ard, Jr. is the Chairman, President, and Chief Executive Officer of both Reliant Bancorp and Reliant Bank. He is a 38-year banking veteran. He began his career with AmSouth Bank in 1981 and held various positions through 2004 before leaving to form legacy Reliant Bank. Legacy Reliant Bank was started by a group of businessmen and women in 2006 as a full-service community bank headquartered in Brentwood, Tennessee. Prior to its merger with Commerce Union Bank, legacy Reliant Bank had grown to over $400 million in assets.

Playing an active role in the business and nonprofit community, Mr. Ard currently serves as Chairman of the board for the We Are Building Lives Foundation and is a board member and finance committee member for the Middle Tennessee Council of Boy Scouts of America. Mr. Ard is also a member of the Rotary Club of Nashville, past Chairman of the Adventure Science Center, past president of the PENCIL Foundation, and is a graduate of Leadership Nashville.

Mr. Ard holds a master’s degree in business administration from the University of Alabama, Tuscaloosa and earned his Bachelor of Arts degree in business administration and history from Vanderbilt University.

		Qualifications: DeVan D. Ard, Jr. has over 38 years of banking experience and has served on the board of directors of Reliant Bancorp and/or Reliant Bank (or its predecessor) for 13 years.

Name (Age)	Director Since	Positions and Business Experience
Charles Trimble (Trim) Beasley (71)	2006
Charles Trimble (Trim) Beasley is currently the president of Center Star, Inc., a research and development firm specializing in thermal reflective material properties. He graduated from Vanderbilt University with a Bachelor of Engineering degree in 1970 and went on to earn a Master of Business Administration degree from the University of Tennessee in 1975. Mr. Beasley began his business career with Everett Beasley, Inc., serving as company president for 17 years before selling his business interest in 1997. Since that time, he has been involved in numerous small business ventures, securities, and real estate investments. Mr. Beasley has served in the past as president of the Robertson County Cancer Society, president of the Robertson County Chamber of Commerce, president of the Springfield Rotary Club, and a member of the inaugural class of Leadership Middle Tennessee. He currently serves on the advisory committee of the Jennings A. Jones College of Business at Middle Tennessee State University. Additionally, Mr. Beasley has previously served on community bank boards, including First National Bank, Springfield. Mr. Beasley is presently a director of Farmers National Bank in Bowling Green, Kentucky. Mr. Beasley is a member of the board’s audit committee and chairs the board’s compensation committee.

Qualifications: Charles Trimble (Trim) Beasley has served on three bank boards with 33 years of experience. He has served on every board committee, chaired several, and served as president of three companies. He also has an MBA with a finance concentration.

Robert E. (Brown) Daniel (50)	2018
Robert E. (Brown) Daniel is founder and president of Compass Capital, LLC, an investment company located in Franklin, Tennessee, a position he has held since 1998. He is also a part owner and officer of several privately held companies in the real estate, finance, and manufacturing industries, including DSS Pro Diesel Partners LLC, Base, Inc., and Partners on the Lane.

Mr. Daniel is an active member in the Williamson County community, serving as the secretary of the Williamson County Medical Center Board of Trustees. He previously served as chairman of the Boys and Girls Clubs of Franklin, and as chairman of the Thompson Station, Tennessee Planning Commission.

Mr. Daniel was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp’s merger with Community First, Inc. on January 1, 2018. He is a member of the audit committee of the board of directors and chairs the nominating and corporate governance committee.

		Mr. Daniel is also a board member of the Bone and Joint Institute of Tennessee and the Williamson County Public Building Authority.

		Qualifications: Robert E. (Brown) Daniel has a broad range of business experience in manufacturing, real estate, and finance. He also had prior board experience at Community First Bank & Trust.

Name (Age)	Director Since	Positions and Business Experience
William Ronald (Ron) DeBerry (72)	2006
William Ronald (Ron) DeBerry is a director and the former chief executive officer of Reliant Bancorp. He received a Bachelor of Business Administration from the University of Mississippi in 1969 and earned a Master of Business Administration from the University of Tennessee in 1977. After graduating from the University of Mississippi, Mr. DeBerry was commissioned a second lieutenant in the U.S. Army, serving on active duty from 1969 until 1971, including a tour of duty in Vietnam. Mr. DeBerry began his banking career with the former Commerce Union Bank in 1973. He was repeatedly promoted over the following decades, serving in an array of positions with increasing responsibility over strategic banking matters. Mr. DeBerry retired from Bank of America in January 2005, and on August 14, 2006, he established the new Commerce Union Bank, which was renamed Reliant Bank in 2015. Mr. DeBerry brings 46 years of banking experience and knowledge to the board of directors.

Mr. DeBerry is an active member of the industry and the communities in which he works. He is a past director of the Tennessee Bankers Association. He serves as a board member and an executive committee member of the Middle Tennessee Council of Boy Scouts of America. He is a graduate of Leadership Nashville. He is a former president of PENCIL Foundation and past director of the Robertson County Chamber of Commerce.

		Qualifications: William Ronald (Ron) DeBerry has over 46 years of banking experience.

Sharon H. Edwards (53)	2015
Sharon H. Edwards is the former Finance Director of Willis Towers Watson North America, Finance Director of Willis Towers Watson Corporate Risk & Broking and the Chief Financial Officer of Willis North America, Inc., all units of Willis Towers Watson Public Limited Company. Ms. Edwards joined Willis Towers Watson in 1991 and has extensive financial and operational expertise. Prior to serving as Finance Director and CFO, Ms. Edwards worked as the Chief Administrative Officer of Willis North America, Inc. She is a Certified Public Accountant, a Chartered Global Management Accountant, and holds a Bachelor of Science in accounting from the University of Tennessee. Prior to joining Willis Towers Watson, Ms. Edwards worked for the public accounting firm of Arthur Andersen & Co.

Ms. Edwards previously served on the Willis Foundation Board of Directors and on the Board of Trustees for Pope John Paul II High School. In 2011, Ms. Edwards was selected as one of Business Insurance magazine’s 2011 “Women to Watch.” Additionally, Ms. Edwards was selected as a finalist for the Nashville Business Journal’s 2013 “Women of Influence” and a 2016 CABLE Board Walk of Fame honoree. She is a member of the National Association of Corporate Directors, Women Corporate Directors, Private Directors Association, the AICPA, and Tennessee Society of CPAs. Ms. Edwards serves as the board’s Lead Independent Director, and she chairs the board’s audit committee.

Qualifications: Sharon H. Edwards is a Certified Public Accountant and a Chartered Global Management Accountant with experience in auditing companies both public and private. She also served for many years in numerous executive positions within a Fortune 500 public company.

Name (Age)	Director Since	Positions and Business Experience

Additionally, she has had the experience of being responsible for operations and financial results for global company operations and she has served as the program manager for multiple large scale acquisition integrations and system implementations.

Darrell S. Freeman, Sr. (54)	2015
Darrell S. Freeman, Sr. is the former chairman of Zycron, Inc., an information technology services and solutions firm he founded in 1991 in Nashville, Tennessee. Zycron employs more than 330 IT professionals across the country. Mr. Freeman was an organizing director of legacy Reliant Bank. He is also the co-founder and chairman of Pinnacle Construction Partners, which provides a full range of preconstruction planning and construction management services for the public and private sector. He is the lead independent director of AAC Holdings, Inc. and is the current chairman of the board of directors of S3 Asset Management. Mr. Freeman also serves on the board of directors of Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida.

Mr. Freeman’s commitment to the Nashville community is evident through his recently completed, two-term service as immediate past chairman of the Nashville Chamber of Commerce. He is a former board member of Centennial Medical Center, and as former chairman of the 100 Black Men of Middle Tennessee, he led the organization to achieve chapter of the year in 2005. Other organizations for which Mr. Freeman serves or has served on the board are: Stone Crest Medical Center, Nashville Community Foundation, the Nashville Downtown Rotary Club, the Federal Reserve Advisory Board, the African American Museum of Music Art and Culture, Middle Tennessee State University Board of Trustees, the Board of Tennessee Board of Regents and the Nashville Broadband Task Force. Mr. Freeman holds bachelor’s and a master’s degrees from Middle Tennessee State University. Mr. Freeman is a member of the audit and compensation committees of the board of directors.

		Qualifications: Darrell S. Freeman, Sr. has considerable previous experience in starting and running businesses, and currently serves on the boards of directors of two other public companies.

James (Jim) Gilbert Hodges (64)	2008
James (Jim) Gilbert Hodges is the president of Hodges Group, Inc., a construction company he started in 1990. He currently directs the overall construction management, organization, and operations of all projects and related construction activities for the corporation. Over the course of more than 25 years, Mr. Hodges has succeeded in expanding his company’s portfolio, offering hundreds of services to his clients and building Hodges Group, Inc. into a multi-discipline construction company. In addition to his work at Hodges Group, Inc., Mr. Hodges has served in leadership positions at various community organizations, including the Chamber of Commerce of Sumner County, Mayor’s Advisory Council, Leadership Middle Tennessee, Portland Planning Commission, and Sumner County Industrial Board. He has also been the recipient of numerous awards, such as Citizen of the Year, Small Business of the Year, the Industrial Excellence Award, and the Governor’s Excellence Award. Additionally, Mr. Hodges served for 12 years on the advisory board for Cumberland Bank. He brings decades of experience in construction and small business management to the board of directors. Mr. Hodges is a member of the compensation committee of the board of directors.

Name (Age)	Director Since	Positions and Business Experience

		Qualifications: James (Jim) Gilbert Hodges has decades of experience in construction and small business management.

Louis E. Holloway (66)	2018
Louis E. Holloway is Chief Operating Officer of Reliant Bancorp and Reliant Bank and has over 30 years of experience in the banking industry. Prior to joining Reliant Bancorp and Reliant Bank, Mr. Holloway was the chief executive officer of Community First, Inc. and Community First Bank & Trust, positions he had held since 2012. Before his promotion to chief executive officer, Mr. Holloway served Community First Bank & Trust in various positions, including president, chief credit officer, and chief retail officer. Prior to joining Community First Bank & Trust in 2008, Mr. Holloway served in market development for Bank of America as senior vice president/market president in Macon, Georgia from 1997 to 2007. He also held various positions in lending and consumer business.

		Mr. Holloway was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp’s merger with Community First, Inc. on January 1, 2018.

		Qualifications: Louis E. Holloway has over 30 years of experience in the banking industry.

Ruskin (Rusty) A. Vest, Jr. (64)	2018
Ruskin (Rusty) A. Vest, Jr. is an entrepreneur and owner of several businesses in Maury County and surrounding areas. He is president and part-owner of Southeastern Shirt Corporation, a position he has held since 1986, and president and part-owner of Southeastern Pant, LLC, a position he has held since 1996. He is the former executive vice president of Service Partners Industrial Products Co., LLC, a wholly-owned subsidiary of Masco Corporation that is a building materials distributor, a position he held from 1984 to 2015.

		Mr. Vest is also an active member of the Maury County community and serves on the Executive Committee of the Board of Trustees of the Webb School in Bell Buckle, Tennessee.

Mr. Vest’s wide variety of business experience, including manufacturing and real estate development, allows him to bring to the board of directors a broad understanding of a number of industries in which many of the Company’s clients operate. His active involvement in a number of community activities in the Company’s Maury County market allows him to contribute valuable insight to the board of directors on key developments in the Middle Tennessee market.

Mr. Vest was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp’s merger with Community First, Inc. on January 1, 2018. He is a member of the nominating and corporate governance committee of the board of directors.

		Qualifications: Ruskin (Rusty) A. Vest has a variety of business experience which includes manufacturing and real estate development.

The following table shows for each person nominated (excluding current directors) to become a director of Reliant Bancorp: (1) her name; (2) her age; and (3) her principal occupation and business experience for the past five years. Except as otherwise indicated, each nominee has been engaged in her present principal occupation for more than five years.

Name (Age)	Positions and Business Experience
Connie S. McGee (58)
Connie S. McGee is an experienced healthcare executive with a diverse background in technology sales, leading business development strategies, market research, consulting, and strategic account leadership. She has worked with numerous Fortune 500 companies, such as Humana, FedEx, Wal-Mart, Community Health Systems (CHS), and Hospital Corporation of American (HCA). Since 2017, she has been a member of the Microsoft Corporation leadership team supporting the global reorganization of Microsoft and its healthcare life sciences vertical. As a US East Area Sales Director, she is responsible for eight US East geographical business units and oversees the sales and technology account teams leading Microsoft’s go to market initiatives within the healthcare and life sciences vertical. Prior to joining Microsoft, Ms. McGee was an industry lead for business development initiatives for healthcare and life sciences with Intel Corporation, having joined Intel Corporation in 2015. Prior to Intel, Ms. McGee served as a Senior Vice President with the management consulting and public accounting firm Pershing Yoakley & Associates, P.C and held key leadership roles with both Dell and KPMG.

Ms. McGee is a co-founder of the Evolve Women Foundation, a nonprofit organization that provides a platform of educational and developmental programs for women through all stages of a career lifecycle. She also serves on the Microsoft Women in Healthcare and Life Sciences Advisory Board for STEM Initiatives. Ms. McGee has previously served as board president of the Tennessee HIMSS Chapter, a member of the Intel WIN (Women of Intel) Board of Directors, and an advisory board member for Trinisys, LLC and the Tennessee Regional Workforce Committee. In 2014, she was recognized by The Tennessean as one of the Top 25 CEO’s to Watch and was the recipient of the Nashville Lifestyles 2014 Top Women in Business Award. Ms. McGee holds a Bachelor of Science, Business Administration from Athens University-University of Alabama Huntsville.

Qualifications: Connie S. McGee has significant experience in business management and over 20 years of experience in the healthcare industry.

Linda E. Rebrovick (63)
Linda E. Rebrovick is President, Impact Corporate Consulting, which provides business consulting services. She has been in this position since August 2018. She was previously CEO, Integrated Healing Technologies, and was formerly Senior Client Partner and Leader, Healthcare Practice, at Morgan Samuels, responsible in this capacity for executive and director retained searches. Ms. Rebrovick was a candidate in 2015 for the office of Mayor, Metropolitan Nashville and Davidson County Government, and was CEO of Consensus Point from 2009 to 2014 when she began her mayoral campaign as noted above. She was an Area Vice President of Dell Healthcare, and EVP and Managing Partner, Healthcare, at KPMG Consulting. She was the Chief Marketing Officer of BearingPoint, Inc. She began her career with IBM as a Marketing Representative, Marketing Manager, and Business Unit Executive. She has been a director of public company HealthStream, Inc. since 2001. Ms. Rebrovick holds a B.S. in Marketing from Auburn University and was selected as one of the university’s Top 400 Women Graduates of the past 100 years. She serves as co-chair and co-founder of Women Corporate Directors, Tennessee; board member of the Nashville Entrepreneur Center; Trustee of the Board, Leadership Nashville; and she previously served as Board Chair, Nashville Technology Council. Ms. Rebrovick was selected among “Directors to Watch”, Directors and Boards Annual Report, 2018.

Name (Age)	Positions and Business Experience

Qualifications: Linda E. Rebrovick was an organizer and from 2001 to 2006 served as a member of the board of directors of Pinnacle Financial Partners, Inc., including its subsidiary Pinnacle Bank. Additional board experience includes Director and Chair Nominating Committee, KPMG, LLP, and 17 years as a HealthStream, Inc. director, including 14 years as Governance and Nominating Committee Chair and three years on the Compensation Committee. Relevant business experience includes CEO, Consensus Point, Software as a Service Company, and 20+ years of healthcare sales and consulting background at leading national technology organizations IBM, KPMG, and Dell. Ms. Rebrovick led the global marketing organization for BearingPoint with overall responsibility for public relations, field marketing, brand management, and the rebrand of the firm from KPMG consulting to BearingPoint. Other business expertise includes 33 years in the technology industry, 11 years in the healthcare industry, 21 years in management consulting, and 31 years serving Global Fortune 1000 and healthcare companies.

Information About Executive Officers

Set forth below is information about our executive officers, other than Mr. Ard, our President and Chief Executive Officer, and Mr. Holloway, our Chief Operating Officer, who are discussed above.

Name (Age)	Officer Since	Positions and Business Experience
J. Dan Dellinger (58) Chief Financial Officer	2015
J. Dan Dellinger is the Chief Financial Officer of Reliant Bancorp. Mr. Dellinger is a veteran community banker with over 27 years’ experience. He has served as the chief financial officer for three community banks. Mr. Dellinger served in that role for Premier Bank of Brentwood from 1997 until its sale to BancorpSouth Bank in 2004. He also served in that role for an East Tennessee community bank from 1992 until 1996.

Prior to his career in banking, Mr. Dellinger spent 11 years in public accounting. He is a Certified Public Accountant (inactive) in the state of Tennessee and is a member of the Tennessee Society of CPAs and the AICPA.

Mr. Dellinger has participated on several CFO panels for the AICPA and the Tennessee Bankers Association. Mr. Dellinger has also served as an instructor for The Southeastern School of Banking. He served as a director for the Independent Division of the Tennessee Bankers Association for three years. He currently serves as a member of the Tennessee Bankers Association’s Government Relations Committee.

Mr. Dellinger is a member of the Executive Board for the Middle Tennessee Council of the Boy Scouts of America. He also serves on the Finance Committee. Mr. Dellinger is a past member of the Brentwood Rotary Club where he served for 15 years.

		Mr. Dellinger received his bachelor’s degree in business administration with a concentration in accounting from East Tennessee University and is a graduate of The Southeastern School of Banking.

Name (Age)	Officer Since	Positions and Business Experience
John R. Wilson (62) Executive Vice President, Chief Loan Officer (Reliant Bank)	2006
John Wilson has over 30 years of community and regional banking experience. Prior to joining Reliant Bank, he launched Cumberland Bank’s entry into the Spring Hill market where he served as community president. Mr. Wilson also held positions at Tennessee National Bank and First National Bank of Lewisburg, which was later acquired by Nations Bank.

Mr. Wilson has served on the board of directors for the Boys & Girls Club of Franklin and Williamson County for over 10 years, during which time he served as the Club’s Treasurer and the Club’s Chairman. Mr. Wilson is a graduate of the Tennessee School of Banking and the Graduate School of Banking of The South, Baton Rouge, Louisiana. He also holds a bachelor’s degree from the University of Tennessee.

Alan L. Mims (58) Executive Vice President, Chief Credit Officer (Reliant Bank)	2017
Alan L. Mims has over 30 years of community and regional banking experience, primarily in lending. Mr. Mims joined Reliant Bank in 2017 as Chief Risk Officer and was promoted to Chief Credit Officer in 2018 upon the retirement of Gene Whittle. Prior to joining Reliant Bank, he served as Loan Administrator/Chief Credit Officer and Vice Chairman of the Board of Directors at CCB Community Bank in Andalusia, Alabama and Senior Loan Officer at SouthTrust Bank of Covington County, N.A., in Opp, Alabama.

Immediately prior to joining Reliant Bank, Mr. Mims served for six years as Case Manager and Senior Examiner with the Federal Reserve Bank of Atlanta. There, Mr. Mims was commissioned as an Examiner by the Federal Reserve Board of Governors. In addition to leading safety and soundness bank examinations, he was responsible for supervisory activities for a portfolio of community banks across the Federal Reserve’s Sixth District ranging in size from $31 million to $1.2 billion. In a special project encompassing two years, he also led a team of examiners in focused horizontal reviews of commercial real estate (CRE) risk management for banks with concentrations.

Prior to his career in banking, Mr. Mims spent six years in public accounting. He is a certified public accountant in the state of Alabama and is a member of the Alabama Society of CPAs and the AICPA. Mr. Mims received his bachelor’s degree in business administration with a concentration in accounting from Auburn University.

Involvement in Certain Legal Proceedings

In 2008, Mr. Aminmadani owned a 45% equity interest in (i) American Hospitality Corporation, (ii) Restaurant Management of Carolina, L.P., and (iii) East West Enterprises, LLC. These three entities owned and operated approximately 80 franchised restaurants in the southeastern United States. In November 2008, one of three lenders to those entities declared a non-monetary default under a credit agreement and subsequently filed a complaint in the U.S. District Court for the Middle District of Tennessee in Nashville seeking the appointment of a receiver for the entities. Mr. Aminmadani, along with the other owners of the entities, all of whom were guarantors of the credit obligations, were also named as defendants in the receivership proceedings. The three entities, in turn, filed petitions for relief under Chapter 11 of the U.S. bankruptcy code in the U.S. Bankruptcy Court for the Middle District of

Tennessee in Nashville. In 2009, the three entities and the owners negotiated a consensual Chapter 11 plan of reorganization with the creditors that provided for payment in full of all claims over time. The plan was effective on October 7, 2009. Under the terms of the Chapter 11 plan, Mr. Aminmadani, along with the other owners, reaffirmed their guaranties. In 2010, all of the creditors received payment in cash in full payment of the claims.

Transactions with Related Persons

Reliant Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including independent directors) and executive officers of Reliant Bancorp and Reliant Bank, as well as members of their families or corporations, partnerships, or other entities in which such executive officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to Reliant Bancorp or Reliant Bank and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition, Reliant Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Reliant Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The aggregate dollar amount of loans outstanding to directors and executive officers of Reliant Bancorp and Reliant Bank was approximately $7.4 million at December 31, 2018.

Reliant Mortgage Ventures, LLC (“Reliant Mortgage Ventures”) is a subsidiary of Reliant Bank that provides mortgage banking services to bank customers. Richard D. MacLean is the president of Reliant Mortgage Ventures, and Mr. Dellinger is the secretary. This entity was formed as a Tennessee limited liability company in 2011 and has two members, Reliant Bank and VHC Fund 1, LLC, a Tennessee limited liability company (“VHC”). Reliant Bank holds 51% of the governance rights and 30% of the financial rights of Reliant Mortgage Ventures. VHC holds 49% of the governance rights and 70% of the financial rights of Reliant Mortgage Ventures. Under the terms of the Reliant Mortgage Ventures operating agreement, VHC is required to fund Reliant Mortgage Ventures’ losses via additional capital contributions to Reliant Mortgage Ventures, and is to receive all distributions of cash flow from Reliant Mortgage Ventures until such time as VHC has recovered its capital contributions to Reliant Mortgage Ventures. After the return to VHC of its capital contributions, VHC is to receive 70% of Reliant Mortgage Ventures cash flow distributions and Reliant Bank is to receive 30% of Reliant Mortgage Ventures cash flow distributions. VHC is controlled by an immediate family member of Farzin Ferdowsi. Mr. Ferdowsi was a member of the Company’s board of directors during 2018, but recently retired from the board effective March 1, 2019.

Policies on Related Party Transactions

Related party transactions are governed by our written Code of Ethics and Business Conduct, which generally applies to all officers, directors, and employees. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing, and related party transactions. Waivers under the code are to be granted only in extraordinary circumstances. Waivers for directors and executive officers may be granted only by the board of directors, in consultation with external legal counsel if the board considers it appropriate, and must be disclosed as required by applicable law and the rules of any national securities exchange on which the Company’s stock is traded. Waivers relative to any other persons may be granted by the President or Chief Executive Officer of the Company.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock (collectively “Reporting Persons”) to file with the SEC reports of ownership and changes in ownership with respect to the Company common stock owned by them. Reporting Persons are also required to furnish the Company with copies of the reports they file. Based solely on a review of copies of these reports furnished to us during or with respect to the fiscal year ended December 31, 2018, and written representations from our directors and executive officers that no Forms 5 were required for these persons, we believe that all persons who were Reporting Persons during the fiscal year ended December 31, 2018, filed on a timely basis all reports required to be filed by them under Section 16(a) of the Exchange Agent during the fiscal year ended December 31, 2018, or prior fiscal years, with the following exceptions: William Ronald (Ron) DeBerry inadvertently failed to file on a timely basis a Form 4 with respect to the disposition of 4,500 shares of Company common stock held by his spouse on May 22, 2018; a Form 4 with respect to the disposition of 3,672 shares of Company common stock owned directly on May 24, 2018; and a Form 4 with respect to the disposition of 2,000 shares of Company common stock owned directly on May 31, 2018. With respect to the exceptions listed, all remedial reports have been filed with the SEC.

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THE COMPANY’S QUALIFIED RETIREMENT PLAN AND LONG-TERM EQUITY PLANS

401(k) Plan and Other Benefits

Reliant Bank has established the Reliant Bank 401(k) Plan pursuant to which it makes matching and discretionary contributions on behalf of each of our executive officers. Reliant Bank also maintains and pays premiums on behalf of each executive officer under a life insurance plan and provides partial payment of premiums for medical benefits if the executive officer so elects. Our employees, including our executive officers, generally are eligible to purchase our common stock through after-tax payroll deductions at a 15% discount through our Reliant Bancorp, Inc. 2018 Employee Stock Purchase Plan.

2011 Stock Option Plan

Background and Purpose. On April 28, 2011, Reliant Bancorp (f/k/a Commerce Union Bancshares, Inc.) adopted the Commerce Union Bancshares, Inc. Stock Option Plan for directors and management employees of Reliant Bancorp and Commerce Union Bank, and on March 10, 2015, the shareholders of Reliant Bancorp approved the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan (as amended and restated, the “2011 Stock Option Plan”). The 2011 Stock Option Plan permits the grant of awards of up to 1,250,000 shares of Reliant Bancorp common stock in the form of stock options. The 2011 Stock Option Plan was established to advance the interests of Reliant Bancorp shareholders by offering management and employees of Reliant Bancorp and Reliant Bank a flexible means of compensation and motivation for outstanding performance and by offering directors and organizers a grant of equity for furthering the growth and profitability of each entity. The 2011 Stock Option Plan will continue to remain in effect until March 23, 2021; however, it is the intention of the Company that no new grants will be made under the 2011 Stock Option Plan going forward.

Eligibility. Any employee or director of Reliant Bancorp or Reliant Bank who is selected by the board of directors of Reliant Bancorp is eligible to receive grants under the 2011 Stock Option Plan. Only employees can receive grants of incentive stock options.

Administration. The 2011 Stock Option Plan is administered by the board of directors of Reliant Bancorp. The board of directors has the power to interpret the 2011 Stock Option Plan and to determine the type and amount of grants, the terms and conditions of the grants and the terms of agreements that will be entered into with the personnel receiving grants. Additionally, the board of directors has the power to amend any outstanding awards of options to the extent it deems appropriate, provided that the individual grantee’s consent is required if the amendment is adverse to the grantee’s interests. The board of directors has the power to make rules and guidelines for carrying out the 2011 Stock Option Plan and any interpretation by the board of directors of the terms and provisions of the 2011 Stock Option Plan are final and binding.

Types of Awards. Stock options are rights to purchase a specified number of shares of common stock at a price fixed by the board of directors. Each option must be represented by an award agreement identifying the option as either an “incentive stock option,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “non-qualified stock option,” which does not satisfy the conditions of Section 422 of the Code. The award agreement also must specify the number of shares of common stock that may be issued upon exercise of the options and set forth the exercise price of the option. The exercise price for options that qualify as incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The option exercise price may be satisfied in cash or check payable to the order of Reliant Bancorp. Options have a maximum term of 10 years from the date of grant. The board of directors has broad discretion to determine the terms and conditions upon which options may be exercised, and the board of directors may determine to include additional terms in the award agreements.

Transferability. No options under the 2011 Stock Option Plan are transferable other than by will or the laws of descent and distribution.

Amendment and Termination. The board of directors may amend, alter, suspend or terminate the 2011 Stock Option Plan at any time. Any amendment to the plan must be approved by the Company’s shareholders to the extent such approval is required by the terms of the 2011 Stock Option Plan, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of any exchange upon which Reliant Bancorp’s stock is listed. However, no amendment, alteration, suspension or termination of the plan may impair the rights of any participant, unless mutually agreed to in writing by the participant and the board of directors.

Adjustments upon Change in Capitalization. In the event of a reorganization, recapitalization, stock split, stock dividend, issuance of securities convertible into stock, combination of shares, merger, consolidation or any other change in the corporate structure of Reliant Bancorp affecting any shares of stock, or a sale by Reliant Bancorp of all or substantially all of its assets, or any distribution to shareholders other than a normal cash dividend, or any assumption or conversion of outstanding grants as a result of an acquisition, the board of directors will make appropriate adjustments in the period of time in which non-qualified stock options may be exercised, the number and kind of shares authorized, and any adjustments in outstanding grants of options as deemed appropriate to maintain equivalent value, provided that adjustments to incentive stock options must meet the requirements of Code Sections 422 and 424.

Change in Control. If an event constituting a “change in control” (as defined in the 2011 Stock Option Plan) occurs, the outstanding options under the 2011 Stock Option Plan will continue to vest in accordance with the vesting schedule set forth in the option holder’s stock option agreement and continue to be exercisable in accordance with terms set forth in the option holder’s stock option agreement.

2015 Equity Incentive Plan

General. On April 23, 2015, the board of directors adopted, and the Reliant Bancorp shareholders later approved at the 2015 annual meeting of Reliant Bancorp shareholders, the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The purpose of the 2015 Plan is to promote the Company’s interests by attracting and retaining employees through performance-related incentives to achieve long-range performance goals, enabling employees to participate in the financial success of the Company, encouraging ownership of Company stock by employees, and linking employees’ compensation to the long-term interests of the Company and its shareholders. Additionally, the 2015 Plan provides for compensation for directors of Reliant Bancorp and its subsidiaries for their service as members of the various boards of directors through grants of non-qualified options and/or restricted stock. The 2015 Plan provides for compensation through incentive stock options, non-qualified stock options, restricted stock grants, and performance-based cash and equity awards.

Plan Term. The 2015 Plan’s term commenced upon shareholder approval at the 2015 annual shareholders’ meeting held on June 18, 2015 and will terminate on June 18, 2025 (subject to early termination as described in the 2015 Plan).

Administration. The 2015 Plan is administered by a committee of the board, which the board has designated as the compensation committee. Subject to the express provisions of the 2015 Plan, the compensation committee is authorized to construe and interpret the 2015 Plan and make all the determinations necessary or advisable for administration of the 2015 Plan.

Eligible Participants. The 2015 Plan provides that all directors and employees of Reliant Bancorp and its affiliated companies and subsidiaries are eligible to receive grants of stock options, restricted stock, and performance-based cash and equity awards. Subject to certain limitations, the compensation committee is empowered to determine which eligible participants, if any, should receive options, the number of shares subject to each option, and the terms and provisions of option agreements.

Shares Subject to the 2015 Plan. The 2015 Plan provides for the grant of options to purchase and/or stock-based awards of up to 900,000 shares of Reliant Bancorp’s common stock.

Incentive and Non-Qualified Stock Options. The 2015 Plan provides for the grant of both incentive stock options and non-qualified options. Incentive stock options are available only to persons who are employees of Reliant Bancorp or its subsidiaries, and are subject to limitations imposed by applicable sections of Code, including a $100,000 limit on the aggregate fair market value of shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the 2015 Plan and all other plans of Reliant Bancorp). Any options granted under the 2015 Plan which do not meet the requirements for incentive stock options, or which are otherwise not deemed to be incentive stock options, are deemed “non-qualified”. Subject to the foregoing and other limitations set forth in the 2015 Plan, the exercise price, the permissible time or times of exercise, and the remaining terms pertaining to any option are determined by the compensation committee; however, the per share exercise price of any option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant of the option.

Restricted Stock Grants. The 2015 Plan provides that the compensation committee may grant restricted stock to employees or directors. Restricted stock grants consist of shares of common stock granted to a participant subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Company.

Performance-Based Awards. The compensation committee may grant performance-based awards under the 2015 Plan. Generally, the performance goals measure performance of the Company or our subsidiaries or business units of our Company within the performance period based on one or more of the following: (1) earnings or book value per share; (2) earnings before interest, taxes, depreciation and/or amortization, (3) return on equity, assets, capital, capital employed or investment; (4) operating income or profit; (5) operating efficiencies; (6) the ratio of criticized/classified assets to capital; (7) allowance for loan and lease losses; (8) the ratio of non-performing assets to total assets; (9) the ratio of past due loans greater than 90 days and non-accruals to total loans; (10) the ratio of net charge-offs to average loans; (11) after-tax operating income; (12) cash flows; (13) total revenues or revenues per employee; (14) stock price or total shareholder return; (15) growth in loans, margins and/or deposits; (16) dividends; or (17) meeting specified revenue or expense targets; business, market and branch network expansion goals; and goals related to acquisitions or divestitures. With respect to any covered officer, the maximum number of shares that may be granted as performance awards in each year of the performance period is 90,000 and the maximum amount of any cash award may not exceed $200,000 in each year of the performance period.

Adjustment Provision. In the event that the Company declares dividends of cash or stock, recapitalizes, splits its stock, reorganizes, merges, consolidates, issues warrants or other rights to purchase Company stock, or engages in certain other corporate transactions, then the 2015 Plan gives the compensation committee the ability to adjust the number of shares with respect to which awards may be granted under the 2015 Plan, the number of shares subject to outstanding awards under the 2015 Plan, and to make certain other adjustments to awards under the 2015 Plan.

Award Agreements. At the time an award is made, the Company and the participant will enter into an agreement (an “award agreement”) setting forth the terms of the award and such other matters as the compensation committee may determine to be appropriate. The terms and provisions of award agreements need not be identical, and the compensation committee may, in its sole discretion, amend an outstanding award agreement at any time in any manner that is not inconsistent with the provisions of the 2015 Plan. The maximum number of shares that may be subject to awards granted to any one participant may not exceed 100% of the aggregate number of shares of common stock that may be issued under the 2015 Plan (as adjusted from time to time in accordance with the provisions of the 2015 Plan).

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Company’s business is managed by its employees under the direction and oversight of the board of directors. Board members are kept informed of the Company’s business through discussions with management, materials provided to them by management and their participation in board and board committee meetings.

Board Composition and Director Independence

As of April 15, 2019, the board is comprised of 13 directors. The board has determined that a majority of its members are independent as defined by the listing standards of the Nasdaq Stock Market. Specifically, our board of directors has determined that the following directors are independent: Homayoun (Homey) Aminmadani, Darrell S. Freeman, Sr., James R. Kelley (except by independence standards specific to the audit committee), Don Richard Sloan, James (Jim) Gilbert Hodges, John Lewis Bourne, Charles Trimble (Trim) Beasley, Sharon H. Edwards (lead independent director), Robert E. (Brown) Daniel, and Ruskin (Rusty) A. Vest. Director nominees Connie S. McGee and Linda E. Rebrovick would be independent as well.

In determining Homayoun (Homey) Aminmadani’s independence, the board of directors considered his former ownership interest in Inova Payroll, Inc., a company that provides payroll services to Reliant Bank.

In determining James R. Kelley’s independence, the board of directors considered the fact that he is a member of Neal & Harwell PLC, a company that provides legal services to Reliant Bank.

The board of directors has four standing committees: the executive/loan committee, the audit committee, the compensation committee, and the nominating and corporate governance committee. The board limits membership on the audit committee, the compensation committee and the nominating and corporate governance committee to independent directors as defined by the Nasdaq listing standards and the rules and regulations of the SEC. The standing committees advise the board of directors on policy origination and plan administrative strategy and assure policy compliance through management reporting from areas under their supervision.

Mandatory Retirement Age for Directors

On March 26, 2019, our board of directors amended the Company’s corporate governance guidelines to impose a mandatory retirement age for directors. As amended, the corporate governance guidelines provide that an individual may not be appointed or nominated or re-nominated for election to the Company’s board of directors if the individual would be age 75 or older at the time of his or her appointment or election to the board. The corporate governance guidelines go on to provide that the mandatory retirement age should not be construed to imply that the board believes a director should expect to be re-nominated until he or she reaches age 75.

Board Leadership Structure and Risk Oversight

DeVan D. Ard, Jr. serves as our Chairman, President, and Chief Executive Officer. Sharon H. Edwards serves as our lead independent director. The lead independent director provides leadership to (and reports to) the board of directors focused on enhancing effective corporate governance, provides a source of board leadership complementary to, collaborative with and independent of the leadership of the chairman and chief executive officer, and promotes best practices and high standards of corporate governance.

We believe this leadership structure is most appropriate for us because we believe having the chief executive officer serve as chairman fosters an alignment of various Company leadership duties. Additionally, the Company believes that having the person most familiar with all aspects of day-to-day operations lead the board of directors enhances accountability and effectiveness. Reliant Bancorp does not have a formal policy with respect to the separation or combination of the offices of chairman of the board and chief executive officer. Rather, the board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the board with necessary flexibility to adjust to changed circumstances.

Oversight of risk management is a central focus of the board and its committees. The full board regularly receives reports both from committees and from management with respect to the various risks facing the Company and oversees planning and responding to them as appropriate. The audit committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the audit committee is required to discuss the Company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The compensation committee is chiefly responsible for compensation-related risks. Under its charter, the compensation committee must discuss and review the key business and other risks the Company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receives regular reports from management concerning areas of risk for which the committee has oversight responsibility.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct which contains provisions consistent with the SEC’s description of a code of ethics and applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The purpose of the Code of Ethics and Business Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that Reliant Bancorp files with the SEC and other public communications by Reliant Bancorp; (3) assure compliance with applicable governmental laws, rules and regulations; (4) require prompt reporting of any violations of the Code of Ethics and Business Conduct; and (5) establish accountability for adherence to the Code of Ethics and Business Conduct. Each director is required to read and certify annually that he or she has read, understands and will comply with the Code of Ethics and Business Conduct. The Company’s Code of Ethics and Business Conduct is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area.

Meetings of the Boards of Directors

All of the directors of Reliant Bancorp also serve as directors of Reliant Bank. The Reliant Bank board held nine meetings during 2018, and the Reliant Bancorp board held eight meetings in 2018. In 2018, all directors other than James R. Kelley attended at least 75% of the aggregate total number of bank and holding company board meetings, and meetings of the bank and holding company board committees on which they served (to the extent held during the period for which the director was a member of the board(s) or a member of such board committees). The Company does not have a formal policy for director attendance at annual meetings of shareholders. Last year, 12 of the Company’s 14 directors were present at the 2018 annual shareholders’ meeting.

Audit Committee

The audit committee selects and engages Reliant Bancorp’s independent registered public accounting firm each year. In accordance with its charter, the audit committee, among other things, reviews Reliant Bancorp’s financial statements, the results of internal auditing, financial reporting procedures, and reports of regulatory authorities, and it regularly reports to the board of directors with respect to all significant matters presented at meetings of the audit committee.

The audit committee is comprised of five non-employee directors: Sharon H. Edwards, who serves as chair of the committee, Charles Trimble (Trim) Beasley, Robert E. (Brown) Daniel, Darrell S. Freeman, Sr., and Don Richard Sloan, each of whom is “independent” as defined by the Nasdaq listing standards and the rules and regulations of the SEC. The board of directors has determined that Ms. Edwards, the committee chair, meets the SEC’s criteria for an “audit committee financial expert.” During 2018, the audit committee met four times.

Audit Committee Report

Committee Charter

The audit committee and the board have approved and adopted a charter for the audit committee. In accordance with the charter, the audit committee assists the board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. The responsibilities of the audit committee are described in greater detail in its charter. The charter of the audit committee is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area.

Auditor Independence

The audit committee received from Maggart & Associates P.C. (“Maggart & Associates”) written disclosures and a letter regarding its independence as required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence,” describing all relationships between the independent registered public accounting firm and the Company that might bear on the registered public accounting firm’s independence, and discussed this information with Maggart & Associates. The audit committee also reviewed with Maggart & Associates and financial management of the Company the audit plans, audit scope and audit procedures. The discussions with Maggart & Associates also included the matters required by the Public Accounting Oversight Board Auditing Standard No. 16. The audit committee has also considered, and concluded, that the provision of services by Maggart & Associates described under the caption “Audit and Non-Audit Fees” are compatible with maintaining the independence of Maggart & Associates.

Review of Audited Financial Statements

The audit committee has reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2018, and has discussed the audited financial statements with management and with Maggart & Associates. Based on all of the foregoing reviews and discussions with management and Maggart & Associates, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019.

The foregoing report is submitted by the following members of the audit committee:

Sharon H. Edwards.
Charles Trimble (Trim) Beasley
Robert E. (Brown) Daniel
Darrell S. Freeman, Sr.
Don Richard Sloan

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting, advising, and making recommendations to the board of directors on corporate governance matters, including the identification, selection, and recommendation of qualified individuals to become board members; selecting and recommending that the board approve the director nominees for the annual meeting of shareholders; developing and recommending to the board a set of corporate governance guidelines; developing and recommending a board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the board; and overseeing succession planning for the chief executive officer.

The nominating and corporate governance committee identifies nominees for the board of directors by first evaluating the current board members willing to continue serving as directors. Current board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the committee solicits suggestions for director candidates from a number of sources, which can include other board members, management, and individuals personally known to members of the board.

Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the board as nominees for director, the nominating and corporate governance committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the board. In this regard, the nominating and corporate governance committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the Company, and to diversity on the board that reflects the communities that we serve. The nominating and corporate governance committee will also take into account whether a candidate satisfies the criteria for “independence” under Nasdaq’s listing standards. These factors are subject to change from time to time.

The nominating and corporate governance committee also considers director nominees proposed by the Company’s shareholders in accordance with the procedures contained in the Company’s bylaws. Generally, under the Company’s bylaws, a Company shareholder may nominate an individual for election as a director of the Company at an annual meeting of shareholders, or a special meeting of shareholders called for the purpose of electing directors, by providing timely written notice of the nomination to the Secretary of the Company at the Company’s principal executive offices. To be timely, the written notice generally must be received by the Secretary of the Company:

•	in the case of an annual meeting, not later than the 90th day or earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting; provided that, if the annual meeting is to be held on a date that is more than 30 days prior to the first anniversary of the previous year’s annual meeting or later than 70 days after the first anniversary of the previous year’s annual meeting, to be timely written notice must be received not later than the 10th day following the date of public disclosure of the date of such annual meeting; and

•	in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

In addition to being timely, the written notice of the nomination must also set forth certain information, including certain information about the shareholder making the nomination and certain information about the proposed director nominee. The foregoing is only a summary of the requirements for shareholders to nominate individuals for election to the Company’s board of directors, which requirements are set forth fully in the Company’s bylaws, and is qualified by reference to the full text of the Company’s bylaws. Company shareholders should consult the Company’s bylaws for more detailed information regarding the processes by which shareholders may nominate directors, including the specific requirements relative to the information that must be contained in a shareholder’s written notice of nomination. Our board of directors will not entertain any nominations that do not comply with these requirements.

There is no difference in the manner in which the nominating and corporate governance committee evaluates candidates for membership on the board of directors based on whether such candidates are recommended by a shareholder, the nominating and corporate governance committee, a director or by any other source. The Company did not receive any director nominations from shareholders for the Meeting.

The charter of the nominating and corporate governance committee is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area. The nominating and corporate governance committee is comprised of Robert E. (Brown) Daniel, the chairman, Homayoun (Homey) Aminmadani, James R. Kelley, Don Richard Sloan, and Ruskin (Rusty) A. Vest. Each member of the committee is independent, as determined under the definition of independence set forth in Nasdaq’s rules and listing standards. During 2018, the nominating and corporate governance committee met two times.

Compensation Committee

The compensation committee assists, advises, and makes recommendations to the board of directors on executive and director compensation matters, including evaluating and recommending to the board compensation and benefit plans for executives and directors of Reliant Bancorp, as well as evaluating the performance of Reliant Bancorp’s executives. The compensation committee solicits the recommendations of our chairman, chief executive officer, and president, and the independent consultant of the compensation committee, with respect to compensation determinations concerning the executive officers of Reliant Bancorp, but does not delegate its authority with respect to compensation matters to any other person.

The compensation committee engaged an independent consultant, Matthews, Young and Associates, Inc. (“Matthews Young”), to review and provide recommendations regarding components of our executive compensation program throughout the year ended December 31, 2018. The compensation committee also may from time to time request others, including compensation consultants and legal counsel, to attend meetings or to provide relevant information to assist the committee in its work. In this regard, the compensation committee has the authority to retain compensation and benefits consultants and legal counsel to assist the committee in fulfilling its responsibilities.

In retaining Matthews Young as the committee’s compensation consultant, the compensation committee reviewed the factors described in the Dodd-Frank Act in evaluating the consultant’s independence status. The compensation committee’s review and findings include:

•	Review of services provided to the Company, determining that all consulting services were provided directly to the committee or with the committee’s advance review and approval.
•	Review and determination that the consultant’s total fees for services to the Company were not a material percentage of Matthews Young’s total consulting revenues.
•	Discussion of the policies and procedures employed by Matthews Young to prevent conflicts of interest.
•	Determination that the consultant has no business or personal relationship with any member of the committee or with any member of executive management.
•	Determination that the consultant owns no common stock in the Company.

The charter of the compensation committee is available on Reliant Bank’s website at www.reliantbank.com in the Investor Relations area. The compensation committee is comprised of Charles Trimble (Trim) Beasley, the chairman, John Lewis (Buddy) Bourne, Darrell S. Freeman, Sr., and James (Jim) Gilbert Hodges. Each member of the committee is independent, as determined under the definition of independence set forth Nasdaq’s rules and listing standards. During 2018, the compensation committee met three times.

Committee Effectiveness Review

The charters of the audit, nominating and corporate governance, and compensation committees require an annual review of committee effectiveness by the members of each committee. During 2018, consultants from Matthews Young administered a confidential survey for each committee covering a range of factors including structure; number, duration, and effectiveness of meetings; and engagement and effectiveness of members. All members of each committee participated in the process. Matthews Young prepared reports of survey results that were reviewed with committee chairs who, in turn, reviewed them with their respective committee members.

Compensation Practices Review

On an annual basis, the compensation committee reviews its compensation policies, plans, and practices as required by the SEC. The focus of this review is to identify any risks arising from compensation policies, plans, or practices that are “reasonably likely to have a material adverse effect” on Reliant Bancorp or its subsidiaries. In turn, the committee takes action as necessary to eliminate or mitigate such risks. This review covers executive officers as well as all employees.

Between December 2018 and January 2019, the compensation committee conducted the risk assessment of compensation and reviewed a comprehensive report on all variable compensation plans that offer cash or stock as bonus/incentive compensation. The committee found that Reliant Bancorp’s compensation policies, plans, and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on Reliant Bancorp or its subsidiaries. Compensation plans are designed to balance the various elements of compensation (salaries, short-term bonus/incentives, and long-term incentives) and, in turn, create a balanced focus on operating results, long-term performance, and the creation of shareholder value. Key plans related to executive officer cash incentives and all stock-based grants are administered by the compensation committee and the board of directors.

Compensation Philosophy

Reliant Bancorp’s overall executive compensation philosophy is to align its compensation program with optimizing shareholder value. To that end, the program is designed to recognize superior operating performance and to attract, retain, and motivate the executive talent essential to the Company’s financial success. Consistent with this philosophy, the compensation committee is guided by the following objectives when administering the Company’s overall compensation program:

•	Attract and retain highly qualified executives who portray the Company’s culture and values;
•	Motivate executives to provide excellent leadership and achieve the Company’s goals;
•	Provide substantial performance-related incentive compensation that is aligned with the Company’s strategies and directly tied to meeting specific Company and market objectives;
•	Strongly link the interests of the executives to the value derived by the Company’s shareholders from owning the Company’s common stock; and
•	Be fair, ethical, transparent, and accountable in setting and disclosing executive compensation.

In furtherance of these objectives, the following considerations underlie the compensation committee’s determinations with respect to the following principal elements of compensation for the Company’s named executive officers:

Base Salary:	Individual salary determinations are based upon the executive’s job assignment, qualifications, behaviors, cultural adherence, and performance.

Annual Cash Incentives:	Executives have a portion of their total cash compensation at risk and contingent upon meeting key Company and market objectives.

Cash Bonuses:
Executives are eligible for additional cash compensation in the form of bonuses (distinct from annual cash incentives) which recognize significant achievements and contributions to the Company’s success that are not captured under our annual incentive plan.

Long-Term Equity-Based Awards:	Executives who are critical to the Company’s long-term success participate in long-term incentive opportunities that link a portion of their total compensation to increasing shareholder value.

Retirement Plans and Other Benefits:	Executives participate in the Company’s benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, at a level consistent with policy, prevailing law and current regulation.

Total compensation is intended to correlate to the Company’s ability to grow earning assets, which in turn enhances the Company’s growth in shareholder value. The compensation committee did not use competitive salary surveys to determine or measure the total compensation of the Company’s named executive officers. However, the Company’s compensation consultant has provided the committee with a report on market levels for executive and officer salaries. A portion of each named executive officer’s total compensation consists of cash payments, including base salary and/or annual cash incentive awards.

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Compensation of NAMED Executive Officers AND Directors

Summary Compensation Table and Narrative for Fiscal Year 2018

Under rules established by the SEC, Reliant Bancorp is required to provide certain data and information regarding the compensation and benefits awarded to, earned by, or paid to all persons who served as its principal executive officer during 2018 and its two most highly compensated executive officers other than its principal executive officer who were serving as executive officers as of December 31, 2018 (the “named executive officers”). The disclosure requirements include the use of tables and narrative discussion of any material factors necessary to an understanding of the information disclosed in the tables. The summary compensation table below sets forth certain elements of compensation for the named executive officers for the periods indicated.

Name and Position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(2)	Non-equity incentive plan compensation(1)	Non-qualified deferred compensation earnings	All other Compensation(3)	Total
DeVan D. Ard, Jr., President and Chief Executive Officer	2018	$410,000	$—	$126,000	$30,992	$136,877	$—	$43,590	$747,459
	2017	367,500	16,179	38,100	21,840	75,696	—	37,329	592,014
Louis E. Holloway, Chief Operating Officer(4)	2018	300,000	—	84,000	20,661	82,661	—	33,440	520,762
John R. Wilson, Chief Loan Officer	2018	270,000	—	84,000	20,661	74,395	—	46,484	495,540
	2017	235,000	8,276	73,470	7,280	38,724	—	42,072	404,822
(1)	In addition to non-equity incentives awarded under the Company’s cash incentive plan for management in 2017, the compensation committee awarded cash bonuses to certain executives for their significant achievements during 2017 which were not captured by specific performance objectives. These achievements included integration of key systems and efforts leading to the successful merger of the Company and Community First, Inc. The bonus awarded to Mr. Ard represented 4.4% of his salary and brought his total bonus and incentive compensation up to 25% of his salary. The bonus awarded to Mr. Wilson represented 3.5% of his salary and brought his total bonus and incentive compensation up to 20% of his salary.
(2)	Grant date fair value of stock and option awards granted during the years shown. The assumptions made in calculating these values are disclosed in Note 14 (Stock-Based Compensation) to our Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.
(3)	The table below itemizes the amounts shown in the column labeled “All Other Compensation” for 2018 and 2017:
Name	Year	401(k) Match ($)	Auto Allowance ($)	Auto Lease ($)	Cell Phone ($)	Stock Dividends ($)	Club Dues ($)	Executive Supplemental LTD ($)	Executive Supplemental LTC ($)
DeVan D. Ard, Jr	2018	16,500	—	14,962	1,200	3,110	830	3,491	3,497
	2017	10,800	—	14,347	900	3,180	830	3,982	3,290
Louis E. Holloway	2018	14,000	18,000	—	1,200	240	—	—	—
John R. Wilson	2018	15,830	18,000	—	1,200	1,880	—	7,123	2,451
	2017	10,800	18,000	—	1,200	1,380	—	8,382	2,310
(4)	Mr. Holloway became the Chief Operating Officer of Reliant Bancorp in connection with the consummation of the merger of Reliant Bancorp and Community First, Inc., which merger was effective January 1, 2018.

Outstanding Equity Awards at Fiscal Year End

The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the individuals named in the Summary Compensation Table as of December 31, 2018, as well as the related exercise prices and expiration dates. Options are granted pursuant to the Company’s 2011 Stock Option Plan or 2015 Equity Plan. The table also shows the number of shares of restricted stock granted to the individuals named in the Summary Compensation Table that had not vested as of December 31, 2018, as well as the market value of those shares as of December 31, 2018.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
DeVan D. Ard, Jr.	5,107	—	—	$14.69	06/22/19	10,000	$230,400	—	—
	3,000	2,000	—	13.65	07/23/25	—	—	—	—
	1,000	1,500	—	15.24	07/26/26	—	—	—	—
	600	2,400	—	24.49	07/31/27	—	—	—	—
	—	4,500	—	28.00	07/24/28	—	—	—	—
Louis E. Holloway	—	3,000	—	28.00	07/24/28	3,000	69,120	—	—
John R. Wilson	2,553	—	—	14.69	06/22/19	7,000	161,280	—	—
	2,400	1,600	—	13.65	07/23/25	—	—	—	—
	800	1,200	—	15.24	07/26/26	—	—	—	—
	200	800	—	24.49	07/31/27	—	—	—	—
	—	3,000	—	28.00	07/24/28	—	—	—	—
(1)	The table below details the vesting dates of unvested stock options held by the named executive officers at December 31, 2018.
Grant Date and Number of Unvested Stock Options	Vesting Dates
Grant Date: July 23, 2015 Unvested Stock Options: Ard: 2,000 Wilson: 1,600	Unvested options generally will vest in two remaining equal installments on July 23, 2019 and July 23, 2020
Grant Date: July 26, 2016 Unvested Stock Options: Ard: 1,500 Wilson: 1,200	Unvested options generally will vest in three remaining equal installments on July 26, 2019, July 26, 2020, and July 26, 2021
Grant Date: July 31, 2017 Unvested Stock Options: Ard: 2,400 Wilson: 800	Unvested options generally will vest in four remaining equal installments on July 31, 2019, July 31, 2020, July 31, 2021, and July 31, 2022
Grant Date: July 24, 2018 Unvested Stock Options: Ard: 4,500 Holloway: 3,000 Wilson: 3,000	Unvested options generally will vest in five equal installments on July 24, 2019, July 24, 2020, July 24, 2021, July 24, 2022, and July 24, 2023

(2)	The table below details the vesting dates of unvested shares of restricted stock held by the named executive officers at December 31, 2018.
Grant Date and Number of Unvested Shares of Restricted Stock	Vesting Dates
Grant Date: July 26, 2016 Unvested Shares: Ard: 2,500 Wilson: 1,000	Unvested shares generally will vest in full on July 26, 2019, the third anniversary of the grant date
Grant Date: July 31, 2017 Unvested Shares: Ard: 3,000 Wilson: 3,000	Unvested shares generally will vest in full on July 31, 2020, the third anniversary of the grant date
Grant Date: July 24, 2018 Unvested Shares: Ard: 4,500 Holloway: 3,000 Wilson: 3,000	Unvested shares generally will vest in full on July 24, 2021, the third anniversary of the grant date
(3)	Based on the closing price for Reliant Bancorp common stock of $23.04 on December 31, 2018, which was the last trading day of the fiscal year.

Employment Agreements

DeVan D. Ard, Jr.

Mr. Ard is party to an employment agreement with Reliant Bancorp and Reliant Bank dated April 15, 2018. Mr. Ard’s employment agreement provides for a two-year term which extends annually for an additional one-year period (such that the remaining term of the employment agreement at the time of such extension will be two years), unless terminated in advance of any such extension by Reliant Bancorp and Reliant Bank or Mr. Ard. The employment agreement provides for an initial annual base salary of $410,000 (which is subject to review and adjustment at least annually by the compensation committee of the board) and provides that Mr. Ard is eligible to receive annual incentive compensation as determined by, and based on performance measures established by, the board of directors. Mr. Ard’s annual base salary for 2019 is $451,000.

If Mr. Ard’s employment is terminated by Reliant Bancorp and Reliant Bank without cause (as defined in the employment agreement) or by Mr. Ard for good reason (as defined in the employment agreement) during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), he will be entitled to severance benefits equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bancorp and Reliant Bank will pay for health insurance continuation coverage for Mr. Ard and his dependents for up to 12 months. If, within 12 months following a change in control, Mr. Ard’s employment is terminated by Reliant Bancorp and Reliant Bank (or their successors) without cause or by Mr. Ard for good reason, he will be entitled to receive severance benefits equal to two times his annual base salary as of the date of termination, as well as health insurance continuation coverage for himself and his dependents for up to 18 months, with such coverage to be paid for by Reliant Bancorp and Reliant Bank (or their successors).

Louis E. Holloway

Mr. Holloway is party to an employment agreement with Reliant Bancorp and Reliant Bank dated April 15, 2018. Mr. Holloway’s employment agreement provides for a two-year term which extends annually for an additional one-year period (such that the remaining term of the employment agreement at the time of such extension will be two years), unless terminated in advance of any such extension by Reliant Bancorp and Reliant Bank or Mr. Holloway. The employment agreement provides for an initial annual base salary of $300,000 (which is subject to review and adjustment at least annually by the compensation committee of the board) and provides that Mr. Holloway is eligible to receive annual incentive compensation as determined by, and based on performance measures established by, the board of directors. Mr. Holloway’s annual base salary for 2019 is $310,000.

If Mr. Holloway’s employment is terminated by Reliant Bancorp and Reliant Bank without cause (as defined in the employment agreement) or by Mr. Holloway for good reason (as defined in the employment agreement) during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), he will be entitled to severance benefits equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bancorp and Reliant Bank will pay for health insurance continuation coverage for Mr. Holloway and his dependents for up to 12 months. If, within 12 months following a change in control, Mr. Holloway’s employment is terminated by Reliant Bancorp and Reliant Bank (or their successors) without cause or by Mr. Holloway for good reason, he will be entitled to receive severance benefits equal to two times his annual base salary as of the date of termination, as well as health insurance continuation coverage for himself and his dependents for up to 18 months, with such coverage to be paid for by Reliant Bancorp and Reliant Bank (or their successors).

John R. Wilson

Mr. Wilson is party to an employment agreement with Reliant Bank dated April 15, 2018. Mr. Wilson’s employment agreement provides for a two-year term which extends annually for an additional one-year period (such that the remaining term of the employment agreement at the time of such extension will be two years), unless terminated in advance of any such extension by Reliant Bank or Mr. Wilson. The employment agreement provides for an initial annual base salary of $270,000 (which is subject to review and adjustment at least annually by the compensation committee of the board) and provides that Mr. Wilson is eligible to receive annual incentive compensation as determined by, and based on performance measures established by, the board of directors. Mr. Wilson’s annual base salary for 2019 is $310,000.

If Mr. Wilson’s employment is terminated by Reliant Bank without cause (as defined in the employment agreement) or by Mr. Wilson for good reason (as defined in the employment agreement) during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), he will be entitled to severance benefits equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bank will pay for health insurance continuation coverage for Mr. Wilson and his dependents for up to 12 months. If, within 12 months following a change in control, Mr. Wilson’s employment is terminated by Reliant Bank (or its successor) without cause or by Mr. Wilson for good reason, he will be entitled to receive severance benefits equal to two times his annual base salary as of the date of termination, as well as health insurance continuation coverage for himself and his dependents for up to 18 months, with such coverage to be paid for by Reliant Bank (or its successor).

General Provisions

Each of the employment agreements described above contains covenants relating to non-solicitation of customers and employees which apply for 12 months following the termination of the executive’s employment. Additionally, each of the employment agreements contains covenants restricting the executive’s ability to affiliate with any person or group of persons proposing to establish a new bank or other financial institution for 12 months following the termination of the executive’s employment. Further, each of the employment agreements provides that the executive is entitled to certain perquisites and employee benefits generally made available to Reliant Bancorp and/or Reliant Bank executive officers.

2018 Director Compensation

In 2018, each member of the Reliant Bancorp board of directors also served as a member of the Reliant Bank board of directors. Each non-employee member of the Reliant Bancorp and Reliant Bank boards of directors received a combined annual retainer for his or her service on the boards. For the period January 2018 through June 2018, directors were compensated based on a combined annual retainer of $20,000 per year. For the period July 2018 through December 2018, the combined annual retainer was increased and directors were compensated based on a combined annual retainer of $28,000 per year. During 2018, each non-employee member of the Reliant Bancorp board was granted 500 shares of restricted stock vesting on the one-year anniversary of the date of grant. Reliant Bancorp’s lead independent director received an additional annual retainer of $10,000. The chair of the nominating and corporate governance committee received an additional annual retainer of $4,000, the chair of the audit committee received an additional annual retainer of $12,000, and the chair of the compensation committee received an additional annual retainer of $4,000. Each of the other voting members of the nominating and corporate governance committee received an additional annual retainer of $3,000, each of the other voting members of the audit committee received an additional annual retainer of $6,000, and each of the other voting members of the compensation committee received an additional annual retainer of $3,000, in each case for his or her committee service. Non-employee members of the executive committee received an additional annual retainer of $2,000. Executive officers serving on the boards or committees thereof are not compensated for board or committee service.

The table below includes fees payable to Reliant Bancorp board for service on the Reliant Bank board and board committees. In 2018, the chair of Reliant Bank received an additional annual retainer of $10,000. The non-employee voting members of Reliant Bank’s board loan committee received an annual retainer of $4,000. The non-employee voting members of Reliant Bank’s ALCO committee received an annual retainer of $1,600.

The following is a summary of the compensation payable by Reliant Bancorp to its non-employee directors for the fiscal year ended 2018.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Charles Trimble (Trim) Beasley	$43,000	$14,000	—	—	—	—	$57,000
John Lewis Bourne(3)	35,000	14,000	—	—	—	—	49,000
James (Jim) Gilbert Hodges	30,000	14,000	—	—	—	—	44,000
Don Richard Sloan(3)	28,000	14,000	—	—	—	—	42,000
Homayoun Aminmadani	39,000	14,000	—	—	—	—	53,000
Sharon H. Edwards	46,500	14,000	—	—	—	—	60,500
Farzin Ferdowsi(4)	44,000	14,000	—	—	—	—	58,000
Darrell S. Freeman, Sr.	34,000	14,000	—	—	—	—	48,000
James R. Kelley(3)	31,000	14,000	—	—	—	—	45,000
William Ronald (Ron) DeBerry	33,600	14,000	—	—	—	—	47,600
Robert E. (Brown) Daniel	31,600	14,000	—	—	—	—	45,600
Ruskin A. Vest	31,000	14,000	—	—	—	—	45,000
(1)	Employee-directors DeVan D. Ard, Jr., our Chairman, President, and Chief Executive Officer, and Louis E. Holloway, our Chief Operating Officer, who are not listed, are not separately compensated for their service on the boards of directors of Reliant Bancorp and Reliant Bank.
(2)	All non-employee members of the Reliant Bancorp board of directors received a restricted stock award of 500 shares of Reliant Bancorp common stock on July 24, 2018. Each award vests in full on the one-year anniversary of the date of grant. The compensation figures presented reflect a grant date fair value of $28.00 per share. No other stock awards were outstanding to non-employee directors as of December 31, 2018.
(3)	Will retire from the board effective as of the date of the Meeting.
(4)	Mr. Ferdowsi retired from the board effective March 1, 2019.

2019 Director Compensation

The 2018 director compensation structure will be carried forward to 2019 (including the increased combined annual retainer of $28,000 per year), but is subject to adjustment as the board sees fit in conjunction with the advice of the compensation committee and its independent consultant.

Certain Relationships and Related Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these loans and other transactions substantially be on the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectability nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors or by our audit committee.

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Proposal TWO
RATIFICATION OF Selection of INDEPENDENT REGISTERED PUBLIC ACCOUNTING Firm

The audit committee of our board of directors has selected Maggart & Associates, P.C. as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2019. Maggart & Associates has served as our independent registered public accounting firm since its appointment in 2006. A representative of Maggart & Associates is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Fees

The following table presents the aggregate fees billed to Reliant Bancorp for professional services rendered by Maggart & Associates for the fiscal years ended December 31, 2018 and December 31, 2017.

	2018	2017
Audit Fees(1)	$214,900	$163,650
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$214,900	$163,650
(1)	Audit fees are for professional services for the audit of the Company’s financial statements included in its annual report on Form 10-K, for the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

The charter of the audit committee provides that the duties and responsibilities of the audit committee include the pre-approval of all services that may be provided to Reliant Bancorp by its independent accountants, whether or not related to the audit. In fiscal years 2018 and 2017, the fees described above were approved by the audit committee.

Recommendation of our Board of Directors

Our Board of Directors recommends that OUR shareholders vote “FOR” ratification of The Audit Committee’s Selection of Maggart & Associates, P.C. as our independent registered public accounting Firm for our fiscal year ending December 31, 2019.

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OTHER MATTERS

We know of no other matters to be submitted to our shareholders at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.

ANNUAL REPORT

A copy of our annual report for our fiscal year ended December 31, 2018, is being made available concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FOrm 10-K

On request, we will provide, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC (including a list briefly describing the exhibits thereto), to any shareholder. Please contact us at (615) 221-2020, or write to J. Dan Dellinger, our Chief Financial Officer, at 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, for any such request.

[***************]

RELIANT BANCORP, INC.
1736 CAROTHERS PKWY., SUITE 100
BRENTWOOD, TN 37027-8167

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E78245-P23930

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RELIANT BANCORP, INC.

1. To elect the 10 nominees listed below to serve as directors of the company for terms to expire at the 2020 annual meeting of shareholders and until the election and qualification of their successors.

Nominees:

	For	Against	Abstain
1a. Homayoun (Homey) Aminmadani	☐	☐	☐
1b. DeVan D. Ard, Jr.	☐	☐	☐
1c. Charles Trimble (Trim) Beasley	☐	☐	☐
1d. Robert E. (Brown) Daniel	☐	☐	☐
1e. William Ronald (Ron) DeBerry	☐	☐	☐
1f. Sharon H. Edwards	☐	☐	☐
1g. Louis E. Holloway	☐	☐	☐
1h. Connie S. McGee	☐	☐	☐
1i. Linda E. Rebrovick	☐	☐	☐
1j. Ruskin (Rusty) A. Vest	☐	☐	☐
2. To ratify the Audit Committee's selection of Maggart & Associates, P.C. as the company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

NOTE: The proxies are authorized to vote upon such other matters as may properly come before the meeting in accordance with their judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

E78246-P23930

RELIANT BANCORP, INC.
Annual Meeting of Shareholders
May 23, 2019 5:30 p.m.
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) DeVan D. Ard, Jr. and J. Dan Dellinger as proxies. This appointment applies to each of them separately, allows them to appoint substitutes as needed, and allows them to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Reliant Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 5:30 p.m., Central Time, on May 23, 2019, at the Tennessee Bankers Association, located at 211 Athens Way, Nashville, Tennessee 37228, and any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side